UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Clayton Williams Energy, Inc.
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CLAYTON WILLIAMS ENERGY, INC.
Six Desta Drive, Suite 6500
Midland, Texas 79705

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, May 9, 2007

To Our Shareholders:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Clayton Williams Energy, Inc. (the “Company”), to be held at the ClayDesta Conference Center, Six Desta Drive, Suite 6550, Midland, Texas, at 11:00 a.m. local time on Wednesday, May 9, 2007, for the following purposes:

1.                                       To elect two directors for a term of three years, such term to continue until the annual meeting of shareholders in 2010 and until each director’s successor is duly elected and qualified;

2.                                       To advise on the selection of KPMG LLP as our independent auditors for 2007; and

3.                                       To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Shareholders of record of our common stock at the close of business on March 21, 2007 will receive notice of and be entitled to vote at the meeting in person or by proxy. A list of shareholders entitled to vote at the meeting will be available at our corporate offices for ten days prior to the meeting, and may be inspected during normal business hours by shareholders for purposes relevant to the meeting. The list will also be available for inspection by shareholders during the annual meeting.

Midland, Texas	By Order of the Board of Directors
April 10, 2007	Mel G. Riggs
Secretary

YOUR VOTE IS IMPORTANT. Please vote promptly whether or not you plan to attend the meeting. If you hold your shares in your own name, please vote by signing, dating and returning your proxy card in the prepaid envelope, as explained on your proxy card. If your shares are held by a bank, broker, or other nominee on your behalf, please follow the voting instructions provided to you by that holder.

CLAYTON WILLIAMS ENERGY, INC.
Six Desta Drive, Suite 6500
Midland, Texas 79705

Proxy Statement

Annual Meeting of Shareholders

Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the 2007 Annual Meeting of Shareholders by the proxies named on the enclosed proxy card. We are first mailing this proxy statement and the form of proxy in connection with this request on or about April 11, 2007.

Information About the Annual Meeting and Voting

Time and Place

The 2007 Annual Meeting of Shareholders will be held at the ClayDesta Conference Center, Six Desta Drive, Suite 6550, Midland, Texas at 11:00 a.m. local time on Wednesday, May 9, 2007.

Items to be Voted Upon

You will be voting on the following matters:

•                  The election of two directors for a term of three years, such term to continue until the annual meeting of shareholders in 2010 and until each director’s successor is duly elected and qualified (see page 8);

•                  Advising the Audit Committee on the selection of KPMG LLP as our independent auditors for 2007 (see page 24); and

•                  Such other business as may properly come before the meeting and any adjournments or postponements thereof.

Who May Vote

You are entitled to vote your common stock if our records show that you held your shares as of the close of business on March 21, 2007, the record date selected by the Board of Directors. Each shareholder is entitled to one vote for each share of common stock held on that date, at which time we had 11,352,051 shares of common stock outstanding and entitled to vote. The Company’s common stock is its only issued and outstanding class of stock.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always revoke your proxy at or prior to the meeting. If your shares are held by a bank, broker, or other nominee on your behalf, that holder will ask you for instructions on how to vote your shares. If you are a registered shareholder, meaning you hold your shares in your own name, you should vote by proxy card. If you sign, date and return your proxy card before the annual meeting, we will vote your shares as you direct. For the election of directors, you may vote for (i) all of the nominees, (ii) none of the nominees, or (iii) all of the nominees except those you designate.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote your shares:

•                  “FOR” the election of the two nominees for director identified on page 9;

•                  “FOR” the selection of KPMG LLP as the Company’s independent auditors for 2007 (advisory vote), as explained on page 24; and

•                  In our discretion as to other business that is properly brought before the meeting or any adjournment or postponement of the meeting.

Changing Your Vote

You can revoke your proxy at any time before it is voted at the annual meeting by:

•                  Signing and returning a new proxy card with a later date;

•                  Attending the annual meeting and voting in person (except for shares held through a bank, broker or other nominee of record); or

•                  Sending written notice of revocation to our Secretary, Mel G. Riggs.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy of at least a majority of the shares of our common stock entitled to vote at the meeting is a quorum. Abstentions and broker “non-votes” will be counted as present for establishing a quorum.

A broker “non-vote” occurs on an item when shares held by a bank, broker or other nominee are present or represented at the meeting but such nominee is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given. If you have returned valid proxy instructions or vote in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from any matter introduced at the meeting.

Votes Required

The nominees for election as directors at the annual meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote. The Company’s Certificate of Incorporation and Bylaws prohibit cumulative voting in the election of directors. Neither abstentions nor broker non-votes will have an effect on the votes for or against the election of a director.

Advice on the selection of KPMG LLP as our independent auditors for 2007, and any other matters submitted to a vote of the shareholders at the annual meeting, will be determined by the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote on such matters. Abstentions will count toward the number of shares present but will not count as an affirmative vote and, therefore, an abstention will have the effect of a vote against the selection of KPMG LLP as our independent auditors for 2007, and against any other matter submitted to a vote of the shareholders at the annual meeting. Broker non-votes will not be considered present at the meeting with respect to this proposal, or any other matter submitted to a vote of the shareholders at the annual meeting, and so will have no effect on the approval of these proposals.

Proxy Solicitation

This proxy is being solicited by the Board of Directors of the Company. In addition to this mailing, our employees and agents may solicit proxies personally, electronically, telephonically or otherwise, and they will receive no extra compensation for making solicitations. The extent to which these proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted. We encourage you to submit your proxy without delay. We will pay our costs of soliciting proxies and will also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Corporate Governance

Role of the Board

The business and affairs of the Company are managed under the direction of the Board of Directors (the “Board”). The Board has responsibility for establishing broad corporate policies and for overall performance and direction of the Company. Members of the Board stay informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with the Chief Executive Officer and other officers.

Board Structure

The Board of Directors is comprised of three classes of members. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. The Board currently consists of seven directors. The directors serving on the Board in 2006 were Clayton W. Williams, Jr., L. Paul Latham, Mel G. Riggs, Stanley S. Beard, Davis L. Ford, Robert L. Parker, and Jordan R. Smith. The class in which each director serves and the nominees for directors at the Annual Meeting are described below under “Election of Two Directors.”

Director Independence

The Board is composed of a majority of the directors that qualify as independent directors under Securities and Exchange Commission (“SEC”) regulations and Nasdaq Stock Market, Inc. (“Nasdaq”) corporate governance listing standards and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code (the “Tax Code”). In determining independence, each year the Audit Committee affirmatively determines, among other items, whether the directors have any relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director pursuant to the Nasdaq corporate governance listing standards. When determining if such a relationship exists, the Audit Committee considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business, and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Such relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. In 2006, no transactions, relationships or arrangements occurred or were present with respect to the independent directors except that the Company entered into drilling contracts with Parker Drilling Company (“Parker Drilling”). Robert L. Parker is a director of the Company and until April 28, 2006 was a director of Parker Drilling, and Mr. Parker’s son, Robert L. Parker, Jr., is the president and chief executive officer of Parker Drilling. During 2006, the Company paid Parker Drilling approximately $25 million for contract drilling services provided to the Company on an arms-length basis at market rates. The payments made by the Company to Parker Drilling in 2006 and in each of the past three fiscal years did not exceed 5% of Parker Drilling’s consolidated gross revenues for such year. The Audit Committee determined that these relationships between Mr. Parker and his son with Parker Drilling would not interfere with Mr. Parker’s exercise of independent judgment in carrying out the responsibilities of a director of the Company.

Applying these independence standards, the Audit Committee has determined that Messrs. Beard, Ford, Parker and Smith are all independent directors.

Codes of Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics (the “Code of Conduct”) that applies to all directors, executive officers and employees of the Company, including its subsidiaries. The Code of Conduct assists employees in complying with the law, in resolving ethical issues that may arise, and in complying with the Company’s policies. The Code of Conduct is also designed to promote, among other things, ethical handling of actual or apparent conflicts of interest; full, fair, accurate and timely disclosure in filings with the SEC and in other public disclosures; compliance with law; and prompt internal reporting of violations of the Code of Conduct.

The Code of Conduct is available on our website at www.claytonwilliams.com under “Investor Relations/Governance.”  We will provide the Code of Conduct in print, free of charge, to shareholders who request it. Any waiver of the Code of Conduct with respect to executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed to shareholders on our website, as will any amendments to the Code of Conduct.

Communications with the Board

Communications by shareholders or by other parties may be sent to the Board by U.S. mail or overnight delivery and should be addressed to the Board c/o Secretary, Clayton Williams Energy, Inc., Six Desta Drive, Suite 6500, Midland, Texas  79705. Communications directed to the Board, or one or more Board members, will be forwarded directly to the designated member or members and may be made anonymously.

Identification of Director Candidates

The Company’s Nominating and Governance Committee is responsible for identifying and reviewing director candidates to determine whether they qualify for and should be considered for membership on the Board. If any vacancies on the Board arise, the Nominating and Governance Committee considers potential candidates that come to the attention of the Committee through current members of the Board, management of the Company, shareholders, or other persons. Candidates for nomination to the Board, whether recommended to the Committee by other members of the Board, management, shareholders or otherwise, are evaluated with the intention of achieving a balance of knowledge, experience and capability on the Board and in light of the membership criteria established by the Nominating and Governance Committee which are as follows:

•                  High professional and personal ethics and values;

•                  Broad experience in management, policy-making and/or finance;

•                  Commitment to enhancing shareholder value and to representing the interests of shareholders;

•                  Sufficient time to carry out their duties; and

•                  Experience adequate to provide insight and practical wisdom.

In the event of a vacancy on the Board, the Nominating and Governance Committee, together with other members of the Board and senior management of the Company, will identify specific criteria for potential candidates to fill such vacancy, dependent upon the needs of the Company and the overall composition of the Board at the time.

Consideration of Director Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted shareholder nominations for candidates for Board membership as described above. Any shareholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:  Secretary, Clayton Williams Energy, Inc., Six Desta Drive, Suite 6500, Midland, Texas 79705.

2006 Board Meetings and Annual Meeting

The Board met five times in 2006 and took action by unanimous written consent six times. Each member of the Board attended 100% of meetings of the Board in 2006 and more than 75% of the total number of meetings held by each committee of the Board on which he served. All directors attended the 2006 Annual Meeting of Shareholders. The Company encourages all Board members to attend its annual meetings.

Board Committees

The Board has three standing committees:  Compensation, Audit, and Nominating and Governance. The Audit Committee of the Board has determined that each member of these committees is independent consistent with SEC regulations and Nasdaq listing standards.

Compensation Committee

The Compensation Committee held seven meetings during 2006 and took action by unanimous written consent seven times. Directors Beard (Chairman), Ford, Parker and Smith currently serve on the Compensation Committee. The purposes of the Compensation Committee are:

•                  To review, evaluate, and approve the agreements, plans, policies and programs of the Company to compensate its officers;

•                  To review the Compensation Discussion and Analysis prepared by management and proposed for inclusion in the Company’s Proxy Statement for its annual meeting of stockholders and to determine whether to recommend to the Board that the Compensation Discussion and Analysis be included in such Proxy Statement;

•                  To provide assistance to the Board in discharging its responsibilities relating to the compensation of the Chief Executive Officer and other executive officers of the Company; and

•                  To perform such other functions as the Board may assign to the Committee from time to time.

The specific responsibilities of the Compensation Committee are identified in the Committee’s charter, which is available on our website at www.claytonwilliams.com under “Investor Relations/Governance.”

Pursuant to its charter, the Compensation Committee may appoint subcommittees for any purpose that the Compensation Committee deems appropriate and delegate to these subcommittees any power and authority the Compensation Committee deems appropriate. Historically the Compensation Committee has not delegated any of its powers and authority and, at this time, the Compensation Committee does not intend to delegate its powers and authority to any subcommittee in the foreseeable future.

Agendas for meetings of the Compensation Committee are generally prepared by the Company’s Chief Executive Officer and Chief Operating Officer, in consultation with the Chairman of the Compensation Committee. Compensation Committee meetings are regularly attended by several of the Company’s officers, including the Chairman of the Board, President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer, and the Senior Vice President and Chief Financial Officer. The Compensation Committee has the authority to secure the services of independent advisors and the Company’s legal, accounting and human resources departments to support the Compensation Committee in fulfilling its responsibilities. The Compensation Committee has authority under its Charter to retain, approve fees for, and terminate independent advisors as it deems necessary to assist in the fulfillment of its responsibilities. A detailed description of the processes and procedures of the Compensation Committee for the consideration and determination of executive and director compensation can be found under “Executive Compensation — Compensation Discussion and Analysis.”

None of the individuals serving on the Compensation Committee has ever been an officer or employee of the Company. The Board has determined that all of the members of the Compensation Committee satisfy the independence requirements of the Nasdaq corporate governance listing standards. Additionally, all of the members of the Compensation Committee qualify as “non-employee directors” for purposes of SEC requirements, and as “outside directors” for purposes of Section 162(m) of the Tax Code.

Nominating and Governance Committee

The Nominating and Governance Committee met one time in 2006. Directors Smith (Chairman), Beard, Ford and Parker currently serve on this Committee. The purposes of the Committee are:

•                  To identify individuals qualified to become Board members, and to select the director nominees for election at the annual meetings of shareholders or for appointment to fill vacancies;

•                  To recommend to the Board director nominees for each committee of the Board;

•                  To advise the Board about appropriate composition of the Board and its committees;

•                  To advise the Board about and recommend to the Board appropriate corporate governance practices and to assist the Board in implementing those practices;

•                  To lead the Board in its annual review of the performance of the Board and its committees; and

•                  To perform such other functions as the Board may assign to the Committee from time to time.

The specific responsibilities of the Nominating and Governance Committee are identified in the Committee’s charter, which is available on our website at www.claytonwilliams.com under “Investor Relations/Governance.”

Audit Committee

The Audit Committee held nine meetings during 2006. Directors Parker (Chairman), Beard, Ford, and Smith currently serve on the Audit Committee. The Board has determined that no member of the Audit Committee meets all of the criteria needed to qualify as an “audit committee financial expert” as defined by SEC regulations. The Board believes that each of the current members of the Audit Committee has sufficient knowledge and experience in financial matters to perform his duties on the Audit Committee. In addition, the Audit Committee has engaged, at the Company’s expense, Davis Kinard & Co., certified public accountants, as a financial accounting consultant to independently advise the Audit Committee in the area of technical accounting issues and to assist the Audit Committee in fully understanding any matters that may come before the Audit Committee, including matters related to:

•                  Generally accepted accounting principles and the application of such principles in connection with accounting for estimates, accruals and reserves;

•                  Internal controls and procedures for financial reporting; and

•                  Other Audit Committee functions.

The specific responsibilities of the Audit Committee are identified in the Audit Committee’s charter, which is available on our website at www.claytonwilliams.com under “Investor Relations/Governance.” The Audit Committee serves as an independent and objective party to oversee the accounting and financial reporting practices of the Company, and the audits of its financial statements. The Audit Committee has the sole authority and responsibility with respect to the selection, engagement, compensation, oversight, evaluation and, where appropriate, dismissal of the independent auditors and any other public accounting firm engaged by the Company. The independent auditors, and any other public accounting firm engaged by the Company, report directly to the Audit Committee.

Election of Two Directors

The Board of Directors is composed of three classes of members. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy to vote to elect Clayton W. Williams, Jr. and L. Paul Latham as directors for three-year terms. Each of the nominees has consented to being named in the Proxy Statement and to serve, if elected, but if either of them should decline or be unable to serve for any reason, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy.

With respect to the nominees for election, and directors continuing in office, information regarding age, positions with the Company or other principal occupations for the past five years, other directorships and the year each was initially elected a director of the Company is as follows. For information concerning the security ownership of each director, see “Security Ownership of Certain Beneficial Owners and Management.”  There are no family relationships among the directors or officers of the Company, except that Mr. Williams is the father-in-law of Gregory S. Welborn, Vice President – Land.

Nominees for Election to the Board of Directors
For Three-Year Term Expiring in 2010

CLAYTON W. WILLIAMS, JR., age 75, is Chairman of the Board, President, Chief Executive Officer and a director of the Company, having served in such capacities since September 1991. For more than the past five years, Mr. Williams has also been the chief executive officer and director of certain entities which are controlled directly or indirectly by Mr. Williams (the “Williams Entities”). See “Certain Transactions and Relationships.”

L. PAUL LATHAM, age 55, is Executive Vice President, Chief Operating Officer and a director of the Company, having served in such capacities since September 1991. Mr. Latham also serves as an officer and director of certain Williams Entities.

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Williams and Latham to the Board of Directors.

Members of the Board of Directors Continuing in Office
Term Expiring in 2008

DAVIS L. FORD, age 69, is a director of the Company and a member of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Dr. Ford has served as a director of the Company since his appointment in February 2004. Dr. Ford has been president of Davis L. Ford & Associates, an environmental engineering and consulting firm, for more than the past five years and is also an adjunct Professor at the University of Texas at Austin.

ROBERT L. PARKER, age 83, is a director of the Company and a member of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Mr. Parker has served as a director of the Company since May 1993. Mr. Parker is Chairman, Emeritus of Parker Drilling Company, a publicly owned corporation providing contract drilling services, having served in such capacity for more than the past five years.

JORDAN R. SMITH, age 72, is a director of the Company and a member of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Mr. Smith has served as a director of the Company since July 2000. Mr. Smith is President of Ramshorn Investments, Inc., a wholly owned subsidiary of Nabors Industries, having served in such capacity for more than the past five years. Mr. Smith serves as a director of Delta Petroleum Corporation, a publicly owned corporation in the energy business, and has served on the Board of the University of Wyoming Foundation and the Board of the Domestic Petroleum Council. Mr. Smith is also Founder and Chairman of the American Junior Golf Association.

Members of the Board of Directors Continuing in Office
Term Expiring in 2009

STANLEY S. BEARD, age 66, is a director of the Company and a member of the Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Beard has served as a director of the Company since September 1991. Mr. Beard has been engaged in private business related to the oil and gas industry for more than 20 years and has been involved in real estate development for more than 10 years.

MEL G. RIGGS, age 52, is Senior Vice President and Chief Financial Officer of the Company, having served in such capacities since September 1991. Mr. Riggs has served as a director of the Company since May 1994.

Executive Compensation

Compensation Discussion and Analysis

General

In 2006 the Compensation Committee consisted of Messrs. Beard, Ford, Parker and Smith, all of whom are independent directors under current SEC regulations and Nasdaq listing standards and are “outside directors” for purposes of Section 162(m) of the Tax Code. The Compensation Committee establishes the salaries of all corporate officers, including the named executive officers set forth in the Summary Compensation Table below, and directs and administers the Company’s incentive compensation plans other than the Outside Directors Stock Option Plan. The Compensation Committee also reviews with the Board its recommendations relating to the future direction of corporate compensation practices and benefit programs.

Compensation Philosophy and Principles

The Compensation Committee acknowledges that the oil and gas exploration and production industry is highly competitive and that experienced professionals have significant career mobility. The Company competes for executive talent with a large number of exploration and production companies, some of which have significantly larger market capitalization than the Company. Comparatively, the Company is a smaller company in a highly competitive industry, and its ability to attract, retain and reward its executive officers and other key employees is essential to maintaining a competitive position in the oil and gas business. The Company’s comparatively smaller size within its industry and its relatively small executive management team provide unique challenges in this industry, and therefore, are substantial factors in the design of the executive compensation program. The Compensation Committee’s goal is to maintain compensation programs that are competitive within the independent oil and gas industry. Each year, the Compensation Committee reviews the executive compensation program to assess whether the program remains competitive with those of similar companies, considers the program’s effectiveness in creating adequate incentives for executives to find, acquire, develop and produce oil and gas reserves in a cost-effective manner, and determines what changes, if any, are appropriate.

The Compensation Committee has adopted a compensation policy which it believes to be a balance between fair and reasonable cash compensation and incentives linked to the Company’s performance, taking into consideration compensation of individuals with similar duties who are employed by its industry peers. The policy takes into account the cyclical nature of the oil and gas business, which may result in traditional performance standards being skewed due to erratic product prices. An analysis of the Company’s goals has resulted in a policy which places emphasis on increasing the Company’s proved oil and gas reserves and production, coupled with maintaining an acceptable balance between its overhead and profit margin. As described more fully below, the Compensation Committee may, in addition to base salaries, award bonuses, stock options and direct participation incentives based upon the performance of the Company and the efforts of individual executives and key employees.

In determining the form and amount of compensation payable to the Company’s executive officers, the Compensation Committee is guided by the following objectives and principles:

•                  Compensation levels should be sufficiently competitive to attract and retain key executives. The Compensation Committee aims to ensure that the Company’s executive compensation program attracts, motivates and retains outstanding talent and rewards them for the Company achieving and maintaining a competitive position in its industry. Total compensation (i.e., maximum achievable compensation) should increase with position and responsibility.

•                  Compensation should relate directly to performance, and incentive compensation should constitute a substantial portion of total compensation. The Compensation Committee aims to foster a pay-for-performance culture, with a significant portion of total compensation being “at risk.”  Accordingly, a substantial portion of total compensation should be tied to and vary with the Company’s financial, operational and strategic performance, as well as individual performance. Executives with greater roles in particular projects and the ability to directly impact the Company’s strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved.

•      Long-term incentive compensation should align executives’ interests with the Company’s shareholders. Awards of long-term incentive compensation encourage executives to focus on the Company’s long-term strategic growth and prospects and incentivize executives to manage the Company from the perspective of its shareholders.

•      Retirement benefits should comprise an element of executive compensation. The Company does not offer retirement benefits to its executive officers other than through its tax-qualified 401(k) plan. Therefore, the Compensation Committee has designed the Company’s long-term incentive compensation to also provide a competitive level of replacement income upon retirement.

The Company’s executive compensation program is designed to reward the achievement of initiatives regarding Company growth and productivity, but it also takes into consideration the role and responsibilities of individual executive officers within the Company and internal pay equity. Therefore, the Company’s executive compensation is designed:

•      To encourage the Company’s executive officers to maintain a thorough and dynamic understanding of the competitive environment and to position the Company as a competitive force within its industry.

•      To incentivize the Company’s executive officers to develop strategic opportunities which benefit the Company and its shareholders.

•      To sustain an internal culture focused on performance and the development of the Company’s assets into producing properties.

•      To require the Company’s executive officers and other key employees to share the risks facing its shareholders, but to enable them to share in the rewards associated with the successful development of the Company’s assets into producing properties.

•      To implement a culture of compliance and unwavering commitment to operate the Company’s business with the highest standards of professional conduct and compliance.

Compensation-Setting Process

Management’s Role in the Compensation-Setting Process

Mr. Williams, the Company’s Chief Executive Officer, with the assistance of L. Paul Latham, its Chief Operating Officer and Mel G. Riggs, its Chief Financial Officer, evaluates all executive officers, including the named executive officers other than himself, and makes recommendations to the Compensation Committee regarding base salary levels, and the amounts of any incentive bonus payments and long-term incentive awards to be granted to all executive officers. Additionally, Messrs. Williams, Latham and Riggs regularly attend Compensation Committee meetings and upon the Compensation Committee’s request, provide compensation and other information to the Compensation Committee, including historical and prospective breakdowns of primary compensation components for each executive officer, internal pay equity analyses and information regarding the compensation paid to similarly situated executive officers within the Company’s peer group of industry competitors, as described in greater detail below.

Use of Independent Consultants

The Compensation Committee Charter provides the Compensation Committee with the authority to retain and terminate any compensation consulting firm or other adviser it deems appropriate. Historically, the Compensation Committee has not utilized independent advisors and compensation consultants in determining the appropriate level of the compensation for the Company’s executive officers; however, the Compensation Committee has relied, and anticipates it will continue to rely, on the Company’s legal, accounting and human resources departments in compiling public information to be utilized in determining the appropriate compensation package for the Company’s named executive officers. For 2006, the Compensation Committee relied upon publicly available information compiled under the supervision of Mr. Latham with respect to the peer group of competitor companies described below.

Market Compensation Analysis

To provide a frame of reference in evaluating the reasonableness and competitiveness of compensation, senior management determines similarly situated companies who are competitors with the Company in attracting and retaining management and obtains market pay levels for such companies from public filings. While the Compensation Committee reviews market pay for all of the named executive officers within the Company’s peer group of industry competitors, historically the Compensation Committee has only explicitly considered peer data in analyzing and setting compensation for its Chief Executive Officer and its directors. In 2006, the Compensation Committee reviewed a comparative analysis of the compensation paid to the directors, chief executive officer and other executive officers by a peer group of independent exploration and production companies. The analysis for directors consisted of compensation for 2003 and 2004, and the analysis for officers consisted of 2001 through 2004 compensation  The peer group was determined by senior management, and the comparative analysis was prepared by Company personnel under the supervision of Mr. Latham. The Compensation Committee concluded that the group of companies selected was an appropriate peer group for the comparison of salary and other compensation payable to the Company’s Chief Executive Officer and directors. The peer companies represented a wide range of independent exploration and production companies, including both small and larger companies that operate in the same area of operations as the Company. The group of peer companies included in the compensation analysis reviewed by the Compensation Committee in 2006 was comprised of Brigham Exploration Co., Comstock Resources, Delta Petroleum, Denbury Resources, Inc., Edge Petroleum, Energy Partners, Houston Exploration, Parallel Petroleum, Petroquest Energy, Plains Exploration and Production, Range Resources Corp., Stone Energy, Swift Energy and Whiting Petroleum. The objective of the Compensation Committee in reviewing market pay levels is to ensure that compensation payable to its executive officers is not out of market. As noted, however, market pay levels are only one factor considered, with pay decisions ultimately reflecting an evaluation of individual contributions of an executive officer and the executive’s value to the Company.

The Compensation Committee does not believe that it is appropriate to establish compensation levels based exclusively or primarily on benchmarking to the Company’s peers. The Compensation Committee looks to external market data only as a reference point in reviewing and establishing individual pay components and total compensation and ensuring that the Company’s executive compensation is competitive in the marketplace. The Compensation Committee does not attempt to set total compensation or any component of compensation within a specific percentile of the Company’s peer group.

Determining Compensation Levels

The Compensation Committee annually determines the individual pay components of the Company’s executive officers. In making such determinations, the Compensation Committee reviews and considers (1) the compensation analysis referred to above prepared by Company personnel, (2) recommendations of the Company’s Chief Executive Officer, based on individual responsibilities and performance, (3) historical compensation levels for each executive officer, (4) industry conditions and the Company’s future objectives and challenges, and (5) the overall effectiveness of the executive compensation program.

Historically, the base compensation of the Company’s executive officers has been less than 50% of the total compensation of the executive officers, with the bulk of the remainder of compensation consisting of discretionary bonuses and long-term incentives, and with other annual compensation consisting of less than 10% of the total compensation. This is not due to any specific policy, practice or formula regarding the proper allocation between different elements of total compensation but does reflect the desire of the Compensation Committee to emphasize variable components of compensation to foster a pay-for-performance culture.

The components of compensation paid to executive officers in 2006 were:

•      Base salary;

•      Discretionary bonus;

•      Long-term incentive awards; and

•      Other annual compensation.

Compensation of executive officers has generally consisted of these elements since 2001.

The Compensation Committee has reviewed all components of the compensation of the Chief Executive Officer and the executive officers, including salary, bonus, equity and long-term compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and the cost to the Company of all perquisites and other personal benefits, and the projected future payouts under non-equity awards described below. In addition, the Compensation Committee has reviewed components of compensation of executive officers of the other peer companies in the industry with such components including salary, bonus, stock options, restricted stock awards, life insurance, vehicle allowances and other compensation. The Compensation Committee has reviewed the compensation policies of the Company and discussed the increased competition encountered by the Company in attracting and retaining qualified employees.

Based upon recommendations of Messrs. Williams and Latham, and upon its own judgment, the Compensation Committee approved the base salary, discretionary bonus, long-term incentive awards and other annual compensation of each of the Company’s executive officers in 2006. The Compensation Committee believes these approved forms and levels of compensation are reasonable, appropriate and consistent with the Company’s compensation philosophy and principles.

Base Salary

Base salary is set by the Compensation Committee at a level based on each executive officer’s position, level of responsibility, and individual performance. As indicated above, base salary is typically less than 50% of each executive officer’s total compensation. Although this result cannot occur explicitly by design, due to the nature of the Company’s long-term incentive compensation program discussed in greater detail below, it is the general intent of the Compensation Committee that a significant portion of the total compensation paid to the named executive officers be attributable to variable compensation, either in the form of discretionary bonuses or long-term incentive awards. The Compensation Committee believes that this mix of total compensation fosters a pay-for-performance culture by tailoring annual compensation to the individual performance of a named executive officer, while ensuring that the executive will continue to receive a consistent base amount of compensation. Historically, the Compensation Committee has annually increased the base salary of its named executive officers other than Mr. Williams, whose base salary has remained unchanged since 2001.

Bonus

Bonuses are discretionary and are paid if and when the Compensation Committee determines they are necessary to reward exceptional individual performance and to encourage loyalty to the Company and the interests of its shareholders. The Compensation Committee believes that such bonuses serve both as a reward for performance and an incentive for future extraordinary performance in anticipation of such recognition. All officers also received Christmas bonuses relative to their annual salaries in 2006.

Executive officers of the Company, including Messrs. Williams and Latham, may recommend bonuses to the Compensation Committee for their approval to reward individual performance. Annual bonuses may also be used to compensate particular executives and key employees who the Compensation Committee determines are less than fully compensated at a particular point in time due to the failure of the long-term incentive awards granted to the employee to result in payment. As is described in greater detail below, the nature of the Company’s long-term incentive award program is such that an award could fail to ever result in payment through no lack of effort by the executive and in circumstances where the performance of the Company as a whole is very good. Although as a general policy, the Compensation Committee believes that executives should share the risks and rewards of the Company’s shareholders, if over a period of time an executive is undercompensated due to the nature of the Company’s long-term incentive program, the Compensation Committee will consider paying additional cash bonuses to the executive.

Long-Term Incentive Compensation

Long-term incentive compensation available to the Company’s executive officers consists of both equity-based awards and non-equity awards. Following is a discussion of each long-term incentive award used by the Company.

Equity Awards

All equity awards to the Company’s executive officers have been in the form of stock options granted under the Company’s 1993 Stock Compensation Plan which provides for the grant of non-qualified options to officers, directors (other than “outside directors”), employees and advisors of the Company or any of its subsidiaries. A total of 1,798,200 shares of Common Stock are authorized and reserved for issuance under the plan subject to adjustments to reflect changes in the Company’s capitalization resulting from stock splits, stock dividends and similar events. Presently, 101,766 shares remain available for grant under the plan. The Compensation Committee has the sole authority to interpret the plan, to determine the persons to whom options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of options to be granted under the plan; provided that (i) the exercise price of each option granted under the plan may not be less than the fair market value of the Common Stock at the date of grant of such option, (ii) the exercise price must be paid in cash upon exercise of such option, (iii) no option may be exercisable more than ten years after the date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. No option is exercisable after an optionee terminates his relationship with the Company or a subsidiary of the Company, subject to the right of the Compensation Committee to extend the exercise period for not more than 90 days following the date of termination of an optionee’s employment. If an optionee’s employment is terminated by reason of disability, the Compensation Committee has the authority to extend the exercise period for not more than one year following the date of termination of the optionee’s employment. If an optionee dies and has not fully exercised options granted under the plan, such options may be exercised in whole or in part within 90 days of the optionee’s death by the executors or administrators of the optionee’s estate or by the optionee’s heirs. The vesting period, if any, specified for each option will be accelerated upon the occurrence of a change of control or a threatened change of control of the Company.

Mr. Williams is the Company’s Chief Executive Officer and owns a significant portion of the Company’s outstanding common stock. The Compensation Committee has determined that, due to his key involvement in the strategic long-term planning of the Company as a whole and as the Company’s principal shareholder, Mr. Williams should receive stock options as a form of long-term incentive compensation in order to more directly align his compensation package with the interests of the Company’s shareholders. Beginning in 2001, only Mr. Williams has been award stock options under this plan. The Company did not grant any stock options in 2006.

Non-Equity Awards

APO Incentive Plan

The principal form of long-term incentive compensation for all officers (other than Mr. Williams), key employees and consultants of the Company is an after-payout incentive plan (the “APO Incentive Plan”) that was created to incentivize the Company’s executives to find, acquire, develop and produce oil and gas reserves in a cost-effective manner, and to reward those executives for the successful management of projects that produce value to the Company’s shareholders. The APO Incentive Plan provides for the creation of a series of partnerships (either limited partnerships or tax partnerships) through which the Company contributes a portion of its working interests in wells drilled or acquired within certain geographical areas. Under the APO Incentive Plan, the Company pays all costs and receives all revenues relative to the contributed working interests until it achieves “Payout,” which is generally the return of its costs, plus interest. After Payout, the officers, key employees and consultants who were granted the right to participate in the partnership, receive at least 99% of all subsequent revenues and pay at least 99% of all subsequent expenses attributable to the contributed working interests. The Compensation Committee believes that aligning a portion of the executive officers’ long-term compensation to the performance of the Company’s exploration, development and acquisition programs is both a reward for the acquisition and development of such properties and an incentive to manage the properties in a manner that will maximize the long-term success for both the Company and themselves.

From 2002 through 2005, APO Incentive Plan awards were structured as limited partner interests in Texas limited partnerships. Beginning in 2006, the APO Incentive Plan awards have been structured as participation agreements that are intended by the participants to be treated as partnerships solely for federal and state income tax purposes. Although the economics of the APO Incentive Plan awards in the Texas limited partnership structure and the participation agreement structure have remained unchanged, the current practice of utilizing participation agreements is preferable to, and is less burdensome for the Company to administer than, the limited partnership structure.

Although the percentage of the Company’s contributed working interests varies from partnership to partnership, contributions under the APO Incentive Plan have ranged from 3.5% to 7.5% of the Company’s working interests in the applicable wells, depending on the nature of the underlying project. The percentage of working interests contributed is determined in the discretion of the Compensation Committee after considering recommendations made by Mr. Williams. At the time APO Incentive Plan awards are granted, the ultimate amount payable to the participants under the award is not determinable. Each APO Incentive Plan award represents a potential working interest in one or more exploratory wells in a limited geographic area. Potentially, the award may never become payable, or it may become payable at an indeterminable future date. The participants who receive specific APO Incentive Plan awards, and the size of the APO Incentive Plan award granted to each participant, is determined in the discretion of the Compensation Committee after considering recommendations made by Mr. Williams. Generally, each particular working interest in a geographic area is awarded to the executive officers and key employees primarily responsible for that project. The size of the APO Incentive Plan award granted to each participant out of that particular working interest is generally determined based upon his or her potential individual impact on the success of the project.

Once granted, an APO Incentive Plan award is fully vested and is not forfeitable. However, the Company retains the right to grant new APO Incentive Plan awards in the same geographic area. This effectively limits a participant’s award to the then-existing wells, without preserving a participant’s future interest in further drilling activity in that same geographic area.

The Compensation Committee believes that the APO Incentive Plan satisfies several important compensatory objectives.

•      It aligns the interests of the Company’s executive officers and key employees with those of its shareholders by conditioning payment under the APO Incentive Plan awards upon Payout and positive cash flows into the Company.

•      It encourages the Company’s executive officers and key employees to find, acquire, develop and produce oil and gas reserves for the Company in a cost-effective manner.

•      Previously granted APO Incentive Plan awards provide current income to the Company’s executive officers and key employees.

•      APO Incentive Plan awards potentially provide future income to the Company’s executive officers and key employees that will be available to them in their retirement. Hence, the APO Incentive Plan provides both current incentives and potential retirement income to the Company’s executive officers.

A detailed description of the awards previously made under the APO Incentive Plan can be found under “ — Summary Compensation Table — Supplemental Information about the APO Incentive Plan.”

APO Working Interest Trusts

In 2001, prior to adopting the current structure of the APO Incentive Plan, the Compensation Committee approved the creation of six trusts through which the Company’s executive officers and key employees, excluding Mr. Williams, received after-payout working interests in wells drilled by the Company. These trusts were structured so that the participants were beneficiaries of the assigned working interest once Payout was achieved. Two of the trusts achieved Payout status and have been dissolved. Upon dissolution, each trust distributed to the beneficiaries a fractional direct ownership in the working interests held by the trust. Four of the trusts did not achieve Payout status and have been dissolved, with the working interests being reassigned to the Company.

After-Payout Working Interest Grant

In May 2003, the Compensation Committee approved the grant of 5% of the Company’s after-payout working interests in certain acreage in New Mexico to key employees, other than Mr. Williams, who contributed to the success of that project. In connection with the grant, the participants received a cash payment equal to the net revenues attributable to the distributed interests from the date Payout status was achieved (May 2002) through June 2003, and received an assignment of their proportionate share of the working interests in the acreage effective July 1, 2003. All net revenues, consisting of oil and gas sales, net of production taxes and other expenses, attributable to the distributed interests are paid to the participants in proportion to each participant’s ownership interest in the grant.

SWR Reward Plan

In October 2006, the Compensation Committee authorized the establishment of the Southwest Royalties Reward Plan (the “SWR Reward Plan”), a one-time incentive plan designed to reward eligible employees and other service providers for continued quality service to the Company, and to encourage retention of those employees and service providers by providing them the opportunity to receive bonus payments that are based on certain profits derived from a portion of the Company’s working interest in the RS Windham C3 well in Upton County, Texas. Eligible participants in the SWR Reward Plan include those officers, key employees and consultants, excluding Mr. Williams, who made significant contributions to the acquisition and development of Southwest Royalties, Inc. The Company granted 100% of the awards available under the SWR Reward Plan in January 2007. All of the named executive officers, other than Mr. Williams, received an award under the SWR Reward Plan.

The SWR Reward Plan provides for quarterly cash bonuses to the participants, as a group, equal to the after-payout cash flow from a 22.5% working interest in the RS Windham C3 well. Two-thirds of the quarterly bonus amount is payable to the participants until the full vesting date of October 25, 2011. After the full vesting date, the deferred portion of the quarterly bonus amount, with interest at 4.83% per year, as well as 100% of all subsequent quarterly bonus amounts, are payable to participants. The quarterly bonus amounts are allocated among the participants based on each participant’s bonus percentage.

To continue as a participant in the SWR Reward Plan, participants must remain in the employment or service of the Company through the full vesting date. Participants who remain in the employment or service of the Company through the full vesting date will continue as participants for the duration of the SWR Reward plan, subject to certain restrictions. The full vesting date may occur sooner than October 25, 2011 in the event of a change of control or sale transaction, as defined in the SWR Reward Plan.

Other Compensation

The Company’s executive officers also participate in the employee benefit programs that are provided to its full-time employees generally, including its group health plan, group life insurance program, and its 401(k) Plan & Trust which provides for matching contributions equal to 100% of participant deferrals up to 4% of compensation for purposes of the plan. In addition, certain of the Company’s executive officers receive a monthly automobile allowance, and the Company pays various club membership dues and personal expenses on behalf of certain executive officers.

Directors Compensation

During 2006, compensation for non-employee directors consisted of an annual retainer fee of $10,000 plus a $7,500 fee for each Board meeting attended and a $1,000 fee for attending a committee meeting held on a day other than the same day of a Board meeting. As compensation for service on the Board during 2006, employee directors received an annual fee of $5,000, plus a $2,500 fee for each Board meeting attended. Compensation for non-employee directors is reviewed annually by the Compensation Committee. No increases in compensation for non-employee directors were approved in 2006 beyond what was paid to directors in 2005.

Directors Stock Option Plan

The Company maintains an Outside Directors Stock Option Plan in which only those directors who are not employed by the Company or any of its affiliates (collectively the “outside directors”) are eligible to participate. A total of 86,300 shares of Common Stock has been authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in capitalization resulting from stock splits, stock dividends and similar events. The plan provides that an option for 1,000 shares of the Company’s common stock will be granted on January 1 of each calendar year to each outside director in office on that date. Messrs. Beard, Ford, Parker and Smith each received options under the plan covering 1,000 shares at an option price of $41.74 per share on January 1, 2006 and 1,000 shares at an option price of $36.31 per share on January 1, 2007. Options granted in 2006 are currently exercisable, and those granted in 2007 become exercisable on July 1, 2007. These options expire in January 2016 and January 2017, respectively.

Compensation paid to non-employee directors in 2006 is summarized under “ — Director Compensation Table.”

Deductibility of Executive Compensation

Section 162(m) of the Tax Code places a limit of $1,000,000 on the amount of compensation the Company may deduct for federal income tax purposes in any one year with respect to the Company’s Chief Executive Officer and the next four most highly compensated officers. However, performance-based compensation that meets certain requirements is excluded from this $1,000,000 limitation.

In reviewing the effectiveness of the executive compensation program, the Compensation Committee considers the anticipated tax treatment to the Company and to the named executive officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of payments under long-term incentive awards or the exercise of previously granted options, as well as interpretations and changes in the tax laws and other factors beyond the Compensation Committee’s control. For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Tax Code and has not adopted a policy requiring all compensation to be deductible. In addition, the Company’s 1993 Stock Compensation Plan is not currently designed to comply with the performance-based compensation exclusion under Section 162(m) of the Tax Code. In addition, base salaries and bonuses paid to the Company’s named executive officers do not comply with the performance-based compensation exclusion under Section 162(m) of the Tax Code and are subject to the $1,000,000 limitation on deductibility.

Nevertheless, none of the compensation paid to the Company’s named executive officers in 2006 was subject to any limitations on deductibility under the Tax Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Summary Compensation Table

The following table summarizes, with respect to the Company’s Chief Executive Officer, its Chief Financial Officer, and each of its other named executive officers, information relating to the compensation earned for services rendered in all capacities during fiscal year 2006. Columns (e) and (h) have been deleted from the SEC-prescribed tabular format because the Company does not grant stock awards and does not sponsor a pension or non-qualified deferred compensation plan.

2006 SUMMARY COMPENSATION

					Non-Equity
				Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)
Clayton W. Williams, Jr.	2006	$495,000	$38,125	$-	$-	$77,941	$611,066
Chairman of the Board, President and
Chief Executive Officer
L. Paul Latham	2006	$278,000	$32,398	$-	$186,970	$31,886	$529,254
Executive Vice President
and Chief Operating Officer
Mel G. Riggs	2006	$237,000	$42,395	$-	$165,835	$35,295	$480,525
Senior Vice President
and Chief Financial Officer
Patrick C. Reesby	2006	$200,000	$158,333	$-	$162,608	$24,304	$545,245
Vice President - New Ventures
T. Mark Tisdale	2006	$147,917	$6,250	$-	$122,093	$26,116	$302,376
Vice President and General Counsel

(1)   This column includes director fees of $17,500 each for Messrs. Williams, Latham and Riggs.

(2)   For information concerning Option Awards, see “ — Compensation Discussion and Analysis — Long-Term Incentive Compensation — Equity Awards.”

(3)   Amounts shown as Non-Equity Incentive Plan Compensation in the 2006 Summary Compensation Table include compensation derived from various non-equity awards described under “ — Compensation Discussion and Analysis — Long-Term Incentive Compensation — Non-Equity Awards” and, in the case of Mr. Latham,  payments from overriding royalty interests and selected working interests granted prior to the Company’s initial public offering in 1993.

Source	Latham	Riggs	Reesby	Tisdale
APO Incentive Plan	$38,808	$38,808	$162,608	$13,289
APO Working Interest Trusts	23,249	29,669	-	11,444
After-Payout Working Interest Grant	97,356	97,358	-	97,360
Other	27,557	-	-	-
	$186,970	$165,835	$162,608	$122,093

The Company has not entered into any employment agreements with its named executive officers.

For the year ended December 31, 2006, Mr. Williams’ base salary accounted for approximately 81% of the total compensation, while his incentive compensation (including discretionary bonuses) accounted for approximately 6% and all other compensation comprised an additional 13%. Most of Mr. Williams’ incentive compensation has historically been paid in stock options; however, no stock options were granted to Mr. Williams in 2006. For information about Mr. Williams’ stock option holdings, see “ — Grants of Plan-Based Awards.”  For Messrs. Latham, Riggs, Reesby and Tisdale, base salary ranged from 37% to 53% of total compensation, while incentive compensation (including discretionary bonuses) ranged from 41% to 59% and all other compensation ranged from approximately 4% to 9%.

Supplemental Information About the APO Incentive Plan

The following table sets forth certain information regarding all partnerships formed under the APO Incentive Plan in 2006 and prior years.

Name	Year Formed	No. of Participants	No. of Units (1)	Area of Interest	Working Interest Assigned

CWEI Cotton Valley I, L.P. (2)	2002	23	100.00	East Central Texas	5.00%

CWEI South Louisiana I, L.P. (3)	2002	24	100.00	South Louisiana	5.00%

CWEI Romere Pass, L.P. (3)	2002	26	104.78	Romere Pass Unit	5.00%

CWEI Longfellow Ranch I, L.P.	2003	18	100.00	Pecos Co., Texas	5.00%

CWEI South Louisiana II, L.P. (2)	2004	27	100.00	South Louisiana	5.00%

CWEI Mississippi I, L.P. (3)	2004	24	100.00	Mississippi	3.00%

Rocky Arroyo, L.P.	2005	24	100.00	New Mexico	5.00%

CWEI Mississippi II, L.P. (3)	2005	26	100.00	Mississippi	4.00%

CWEI West Pyle/McGonagill, L.P.	2005	25	100.00	West Texas	3.50%

CWEI Destefano, L.P. (3)	2005	27	100.00	East Central Texas	4.00%

CWEI South Louisiana III, L.P.	2005	34	100.00	South Louisiana	5.00%

CWEI North Louisiana, L.P.	2005	32	100.00	North Louisiana	5.00%

Floyd Prospect, L.P.	2005	33	100.00	Louisiana - Floyd Prospect	6.00%

CWEI West Wolfcamp I, L.P. (3)	2005	32	100.00	West Texas	4.50%

CWEI South Louisiana IV, L.P.	2006	38	100.00	South Louisiana	6.00%

Floyd Prospect II PA	2006	36	100.00	Louisiana - Floyd Prospect	6.00%

CWEI North Louisiana Hosston/Cotton Valley PA	2006	35	100.00	North Louisiana - Hosston/CV	5.00%

CWEI North Louisiana Bossier PA	2006	35	100.00	North Louisiana – Bossier	5.00%

Floyd Prospect III PA	2006	33	100.00	Louisiana - Floyd Prospect	6.00%

CWEI North Louisiana Hosston/Cotton Valley II PA	2006	33	100.00	North Louisiana - Hosston/CV	5.00%

CWEI North Louisiana Bossier II PA	2006	33	100.00	North Louisiana - Bossier	5.00%

CWEI South Louisiana V PA	2006	35	100.00	South Louisiana	5.00%

West Coast Energy Properties PA	2006	20	100.00	West Coast Properties – California and Texas	7.50%

(1)   Ownership interests in participation agreements (PA’s), which are usually stated in percentages, have been converted to equivalent units on the basis of 1% equals 1 unit.

(2)   Each partnership indicated has achieved Payout status.

(3)   Each partnership indicated did not achieve Payout status and has been dissolved. Accordingly, no payments will be made to participants in each of these partnerships.

The following table sets forth the number of units in each partnership formed under the APO Incentive Plan that have been awarded to each named executive officer in 2006 and in prior years.

	Units Awarded to Named Executive Officers
Name	L. Paul Latham	Mel G. Riggs	Patrick C. Reesby	T. Mark Tisdale
CWEI Cotton Valley I, L.P.	6.67	6.67	-	1.82
CWEI South Louisiana I, L.P.	5.83	5.83	28.61	1.59
CWEI Romere Pass, L.P.	13.33	13.33	17.61	10.91
CWEI Longfellow Ranch I, L.P.	5.00	51.67	-	16.92
CWEI South Louisiana II, L.P.	4.94	4.94	26.62	1.79
CWEI Mississippi I, L.P.	5.07	5.07	3.82	9.49
Rocky Arroyo, L.P.	7.00	7.00	-	2.00
CWEI Mississippi II, L.P.	6.00	6.00	2.50	6.00
CWEI West Pyle/McGonagill, L.P.	7.00	30.00	-	4.50
CWEI Destefano, L.P.	7.88	7.87	-	1.50
CWEI South Louisiana III, L.P.	4.93	4.93	25.62	1.50
CWEI North Louisiana, L.P.	4.94	4.94	20.00	1.88
Floyd Prospect, L.P.	4.12	4.12	25.00	1.57
CWEI West Wolfcamp I, L.P.	7.00	7.00	-	1.00
CWEI South Louisiana IV, L.P.	5.00	5.00	22.05	1.50
Floyd Prospect II PA	4.50	4.50	25.00	1.71
CWEI North Louisiana Hosston/Cotton Valley PA	5.00	5.00	20.00	1.88
CWEI North Louisiana Bossier PA	5.00	5.00	20.00	1.88
Floyd Prospect III	3.50	4.50	25.00	0.71
CWEI North Louisiana Hosston/Cotton Valley II	4.00	5.00	20.00	1.50
CWEI North Louisiana Bossier II	4.00	5.00	20.00	1.50
CWEI South Louisiana V PA	4.00	5.00	22.50	1.50
West Coast Energy Properties PA	10.50	20.00	-	17.00

The following table sets forth estimated future payouts to named executive officers from partnerships formed under the APO Incentive Plan which have achieved Payout status.

Name	Estimated Future Payouts to Named Executive Officers ($)(1)
L. Paul Latham	$692,274
Mel G. Riggs	$697,712
Patrick C. Reesby	$641,770
T. Mark Tisdale	$571,103

(1)   Estimated future payouts have been computed based on the future net revenues from proved oil and gas reserves attributable to the named executive officers at December 31, 2006. These reserve estimates were made using guidelines established by the SEC, except that the future net revenues are undiscounted. Because of the uncertainties inherent in estimating quantities of proved reserves and future product prices and costs, it is not possible to predict estimated future payouts with any degree of certainty.

All Other Compensation from Summary Compensation Table

The following table contains a breakdown of the compensation and benefits included under the “All Other Compensation” column in the Summary Compensation Table.

2006 ALL OTHER COMPENSATION

Name	Year	Perquisites and Other Personal Benefits ($)	Company Contributions to Retirement and 401(k) Plans ($)(1)	Total ($)

Clayton W. Williams, Jr.	2006	$69,141	$8,800	$77,941

L. Paul Latham	2006	$23,086	$8,800	$31,886

Mel G. Riggs	2006	$26,495	$8,800	$35,295

Patrick C. Reesby	2006	$15,504	$8,800	$24,304

T. Mark Tisdale	2006	$19,329	$6,787	$26,116

(1)   Constitutes a matching contribution equal to 100% of a participant’s deferrals up to 4% of the participant’s compensation for purpose of the plan.

Perquisites and Other Personal Benefits

The following table contains a breakdown of the perquisites and other personal benefits included in the “All Other Compensation” supplemental table above.

2006 PERQUISITES AND OTHER PERSONAL BENEFITS

Name	Year	Automobile Allowance ($)	Personal Use of Charter Aircraft ($ )	Social Club Dues ($ )	Total Perquisites and Other Personal Benefits ($ )

Clayton W. Williams, Jr.	2006	$15,504	$36,402	$17,235	$69,141

L. Paul Latham	2006	$15,504	$-	$7,582	$23,086

Mel G. Riggs	2006	$15,504	$-	$10,991	$26,495

Patrick C. Reesby	2006	$15,504	$-	$-	$15,504

T. Mark Tisdale	2006	$15,504	$-	$3,825	$19,329

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to the named executive officers in the last completed fiscal year under long-term incentive compensation plans. For a detailed description of these plans, see “ – Compensation Discussion and Analysis – Long-Term Incentive Compensation.”

There are not thresholds or maximums associated with the Company’s APO Incentive Plan awards. Therefore, the table below sets forth the number of units granted to the named executive officers pursuant to the APO Incentive Plan in 2006. Only columns related to Non-Equity Incentive Plan Awards have been retained from the SEC-prescribed tabular format because the Company does not grant stock awards or equity incentive plan awards and did not grant any option awards in 2006.

2006 GRANTS OF PLAN-BASED AWARDS

	Non-Equity Incentive Plan Awards (Units)(1)
Name	A	B	C	D	E	F	G	H	I

Clayton W. Williams, Jr.	-	-	-	-	-	-	-	-	-

L. Paul Latham	5.00	4.50	5.00	5.00	3.50	4.00	4.00	4.00	10.50

Mel G. Riggs	5.00	4.50	5.00	5.00	4.50	5.00	5.00	5.00	20.00

Patrick C. Reesby	22.05	25.00	20.00	20.00	25.00	20.00	20.00	22.05	-

T. Mark Tisdale	1.50	1.71	1.88	1.88	0.71	1.50	1.50	1.50	17.00

(1)   Letters “A” through “I” correspond to specific awards under the APO Incentive Plan, as follows:  A - South Louisiana IV PA; B - Floyd II PA; C - North Louisiana – Hosston/CV PA; D - North Louisiana – Bossier PA; E - Floyd III PA; F - North Louisiana – Hosston/CV II PA; G - North Louisiana – Bossier II PA; H - South Louisiana V PA; I - West Coast Energy Properties PA.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options for each of the Company’s named executive officers as of December 31, 2006. Columns (d) and (g) through (j) have been deleted from the SEC-prescribed tabular format because the Company does not grant equity incentive plan awards or stock awards.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration
Name	Exercisable (#)	Unexercisable (#)	Price ($ )	Date

Clayton W. Williams, Jr.	250,000	-	$15.94	04/04/11
	200,000	-	$19.74	10/01/13
	300,000	-	$26.06	07/13/14
	200,000	-	$29.85	06/07/15

L. Paul Latham	-	-	-	-

Mel G. Riggs	5,000	-	$5.50	04/16/99
	2,888	-	$5.50	04/16/99

Patrick C. Reesby	1,000	-	$5.50	04/16/99
	2,000	-	$5.50	04/16/99
	2,079	-	$5.50	04/16/99
	3,015	-	$5.50	04/16/99

T. Mark Tisdale	1,000	-	$5.50	04/16/99
	2,100	-	$5.50	04/16/99

Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options during 2006 on an aggregated basis with respect to each of the Company’s named executive officers. Columns (d) and (e) have been deleted from the SEC-prescribed tabular format because the Company does not grant stock awards.

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($ )

Clayton W. Williams, Jr.	300,500	$8,311,240

L. Paul Latham	6,750	$307,800

Mel G. Riggs	-	$-

Patrick C. Reesby	-	$-

T. Mark Tisdale	-	$-

Pension Benefits and Nonqualified Deferred Compensation

The Company does not sponsor or maintain either a defined benefit pension plan or a nonqualified deferred compensation plan for the benefit of its employees.

Potential Payments Upon Termination or Change in Control

The Company has not entered into employment agreements with any of its named executive officers, nor do its named executive officers participate in any severance arrangements. Although options granted under the 1993 Stock Compensation Plan vest upon the occurrence of a change of control or a threatened change of control of the Company, all outstanding options are currently vested. Consequently, upon termination of employment or a change in control of the Company, none of the Company’s named executive officers will be entitled to any additional payments.

Director Compensation

Retainer and Fees

During 2006, compensation for non-employee directors consisted of an annual retainer fee of $10,000 plus a $7,500 fee for each Board meeting attended and a $1,000 fee for attending a committee meeting held on a day other than the same day of a Board meeting. As compensation for service on the Board during 2006, employee directors received an annual fee of $5,000 plus a $2,500 fee for each Board meeting attended.

Stock Option Awards

The Outside Directors Stock Option Plan provides that an option for 1,000 shares of Common Stock will be granted on January 1 of each calendar year to each Outside Director in office on that date. Messrs. Beard, Ford, Parker and Smith each received options under the plan covering 1,000 shares at an option price of $41.74 per share on January 1, 2006 and 1,000 shares at an option price of $36.31 per share on January 1, 2007. Options granted in 2006 are currently exercisable, and those granted in 2007 become exercisable on July 1, 2007. These options expire in January 2016 and January 2017, respectively.

Director Compensation Table

The table below summarizes the compensation paid to the Company’s independent directors for the fiscal year ended December 31, 2006. Columns (c) and (e) through (g) have been deleted from the SEC-prescribed tabular format because the Company did not provide compensation to its directors in 2006 other than fees and option awards.

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)

Stanley S. Beard	$55,500	$31,910	$87,410

Davis L. Ford	$54,500	$31,910	$86,410

Robert L. Parker	$55,500	$31,910	$87,410

Jordan R. Smith	$55,500	$31,910	$87,410

(1) Amount shown is the fair value of the underlying options at the date of grant, computed in accordance with SFAS 123R.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Stanley S. Beard, Chairman

Davis L. Ford

Robert L. Parker

Jordan R. Smith

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Directors Beard, Ford, Parker and Smith. None of these committee members has or had a relationship with the Company that is or was required to be disclosed under the rules of the SEC.

Advisory Vote on Selection of Independent Auditors

KPMG LLP served as the independent auditors for the Company and its wholly owned subsidiaries for 2006. Representatives of KPMG LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The independent auditors for 2007 will be selected by the Audit Committee of the Board of Directors at an Audit Committee meeting following the 2007 annual meeting of shareholders. KPMG LLP has begun certain work related to the 2007 audit as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years can be found under “Fees to KPMG LLP” in this proxy statement.

Although SEC regulations and Nasdaq listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditors, the Board of Directors is providing shareholders with the means to express their views on this important issue. Although this vote is not binding, the Audit Committee will consider the results of the shareholder vote in deciding whether to renew the engagement of KPMG LLP for 2007.

The Audit Committee of the Board of Directors unanimously recommends a vote FOR the selection of KPMG LLP as the Company’s independent auditors for 2007.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2006.

During 2006, the Audit Committee consisted of Messrs. Parker, Beard, Ford and Smith. The Audit Committee acts pursuant to the Audit Committee Charter, as amended and restated in March 2004. Each member of the Audit Committee qualifies as an “independent” director under current SEC regulations and Nasdaq listing standards.

In March 2007, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and representatives of KPMG LLP, the Company’s independent auditors. Particular attention was paid to the selection, application and disclosure of the Company’s critical accounting policies. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statements of Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with KPMG LLP their independence from the Company and management. The Audit Committee considered whether the non-audit services provided by KPMG LLP are compatible with their independence.

Based on the review and discussions referred to above, the Audit Committee took the following actions:

•      Ratified management’s selection, application and disclosure of critical accounting policies as set forth in the Company’s audited financial statements for the year ended December 31, 2006;

•      Recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006; and

•      Reviewed the Audit Committee Charter, assessed the Charter for adequacy, and determined that the Charter, as stated, was adequate.

AUDIT COMMITTEE

Robert L. Parker, Chairman

Stanley S. Beard

Davis L. Ford

Jordan R. Smith

Fees to KPMG LLP

Audit Fees

KPMG LLP audited the effectiveness of the Company’s internal control over financial reporting and the consolidated financial statements of the Company for the years ended December 31, 2006 and 2005 and reviewed the consolidated financial statements for the interim quarters during 2006 and 2005. For these services, the Company paid KPMG LLP $585,000 for 2006 and $501,000 for 2005.

In 2005, KPMG LLP issued a comfort letter in connection with a registration statement on Form S-4, for which the Company paid KPMG LLP $100,000.

Southwest Royalties, Inc., a wholly owned subsidiary of the Company, serves as Managing General Partner of 13 public and 10 private partnerships. KPMG LLP audited the financial statements of the 13 public partnerships for the years ended December 31, 2006 and 2005 and reviewed the related quarterly interim financial statements. For these services, the partnerships, in the aggregate, paid KPMG LLP $187,000 for 2006 and $168,000 for 2005. KPMG LLP also audited the financial statements of the 10 private partnerships for the years ended December 31, 2006 and 2005. For these services, the partnerships, in the aggregate, paid KPMG LLP $63,000 for 2006 and $55,000 for 2005.

Audit-Related Fees

The Company is the general partner in West Coast Energy Properties, L.P. (“WCEP”), a partnership between a limited liability company owned by the Company and an affiliate of GE Energy Financial Services. KPMG LLP audited the financial statements of WCEP for the year ended December 31, 2006. For those services, WCEP paid KPMG LLP $45,000.

Tax Fees

During 2006 and 2005, the Company incurred fees for professional services rendered by KPMG LLP totaling $1,750 and $6,832, respectively, for tax consulting services.

All Other Fees

KPMG LLP did not provide any other services to the Company in 2006 or 2005.

Pre-Approval Policy and Procedures

The Audit Committee must give prior approval to any management request for any amount or type of service (audit, audit-related and tax services or, to the extent permitted by law, non-audit services) the Company’s independent auditor provides. All audit, audit-related and tax services rendered by KPMG LLP in 2006 were approved by the Audit Committee before KPMG LLP was engaged for such services. No services of any kind were approved pursuant to a waiver permitted pursuant to 17 CFR 210.2-01(c)(7)(i)(C). Review and approval of such services for 2006 occurred during the regularly scheduled meetings of the Audit Committee.

Security Ownership of Certain Beneficial Owners and Management

Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of common stock, either alone or jointly with others, are deemed to be beneficial owners. The following table sets forth certain information regarding the beneficial ownership of our common stock based upon 11,352,051 shares outstanding as of March 28, 2007, by (i) each person who is the beneficial owner of 5 percent or more of the outstanding common stock (based upon copies of all Schedule 13Gs and 13Ds provided to the Company), (ii) each director of the Company and each nominee for director, (iii) the named executive officers and (iv) all officers and directors of the Company as a group. Because the voting or dispositive power of certain shares listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table and the sharing of voting or dispositive power is described in the referenced footnote. The total number of shares of common stock of the Company listed below for directors and executive officers as a group eliminates such duplication. Unless otherwise noted, the persons and entities named below have sole voting and investment power with respect to the shares listed opposite each of their names.

Name	Amount and Nature of Beneficial Ownership		Percent of Class

Williams Childrens Partnership, Ltd. (1)	3,035,467		26.7%

CWPLCO, Inc. (1)	1,247,488		11.0%

Clayton W. Williams, Jr. (1)	3,063,842	(2)	25.3%

BlackRock, Inc.	1,297,782	(3)	11.4%
40 East 52nd Street
New York, NY 10022

Wellington Management Company, LLP	904,988	(4)	8.0%
75 State Street
Boston, MA 02109

Heartland Advisors, Inc.	740,280	(5)	6.5%
789 North Water Street
Milwaukee, WI 53202

William J. Nasgovitz	740,280	(5)	6.5%
789 North Water Street
Milwaukee, WI 53202

L. Paul Latham	3,036,409	(6)	26.8%
Mel G. Riggs	10,619	(7)	*
Patrick C. Reesby	16,277	(8)	*
T. Mark Tisdale	10,517	(9)	*
Stanley S. Beard	19,401	(10)	*
Robert L. Parker	29,217	(10)	*
Jordan R. Smith	6,400	(10)	*
Davis L. Ford	16,131	(10)	*
All officers and directors as a group (12 persons)	6,236,179	(11)	51.3%

* Less than 1 percent of the shares outstanding.

(1)           The mailing address of Williams Childrens Partnership, Ltd., CWPLCO, Inc. and Mr. Williams is Six Desta Drive, Suite 3000, Midland, Texas 79705. The Williams Childrens Partnership, Ltd. is a family partnership comprised of Mr. Williams’ five adult children. CWPLCO, Inc. is a wholly-owned subsidiary of a holding company owned 100% by Mr. Williams. Mr. Williams holds voting and investment power over the shares held by CWPLCO, Inc.

(2)           Consists of (a) an aggregate of 1,247,488 shares owned by CWPLCO, Inc. and beneficially owned by Mr. Williams due to Mr. Williams’ control of CWPLCO, Inc., (b) 11,044 shares owned by Mr. Williams’ wife, (c) 588 shares owned by a trust of which Mrs. Williams is the trustee, (d) 975,019 shares owned directly by Mr. Williams, (e) 17,354 shares held in the Company’s 401(k) Plan & Trust over which Mr. Williams exercises investment control, (f) 49,179 shares in trusts of which Mr. Williams is the Trustee, (g) 5,749 shares in a trust for the benefit of Mr. Williams of which Mrs. Williams is the Trustee, (h) 7,421 shares owned by Mr. Williams’ grandchildren for which Mrs. Williams is custodian, and (i) the right to acquire beneficial ownership through presently exercisable options to purchase 750,000 shares of common stock granted under the 1993 Stock Compensation Plan.

(3)           Represents shares owned by clients of BlackRock, Inc. BlackRock, Inc. disclaims beneficial ownership of all such shares.

(4)           Represents shares owned by clients of Wellington Management Company, LLP.

(5)           Represents shares owned by clients of Heartland Advisors, Inc. William J. Nasgovitz may be deemed to beneficially own the shares represented as a result of his ownership interest in Heartland Advisors, Inc. Heartland Advisors, Inc. and Mr. Nasgovitz disclaim beneficial ownership of all such shares.

(6)           Consists of 942 shares held in the Company’s 401(k) Plan & Trust and 3,035,467 shares owned by Williams Childrens Partnership, Ltd. over which Mr. Latham exercises investment control. Mr. Latham is the sole member of LPL/Williams GP, LLC, which is the general partner of Williams Childrens Partnership, Ltd. Mr. Latham has a pecuniary interest in only 0.002% of the stock held by Williams Childrens Partnership, Ltd. and disclaims beneficial ownership of the remaining 99.998% of the stock.

(7)           Includes (a) 1,349 shares held in the Company’s 401(k) Plan & Trust over which Mr. Riggs exercises investment control, (b) 1,382 shares over which Mr. Riggs exercises control under a Power of Attorney and (c) the right to acquire beneficial ownership through presently exercisable options to purchase 7,888 shares of common stock granted under the 1993 Stock Compensation Plan.

(8)           Includes (a) 3,183 shares held in the Company’s 401(k) Plan & Trust over which Mr. Reesby exercises investment control and (b) the right to acquire beneficial ownership through presently exercisable options to purchase 8,094 shares of common stock granted under the 1993 Stock Compensation Plan.

(9)           Includes (a) 3,345 shares held in the Company’s 401(k) Plan & Trust over which Mr. Tisdale exercises investment control and (b) the right to acquire beneficial ownership through presently exercisable options to purchase 3,100 shares of common stock granted under the 1993 Stock Compensation Plan.

(10)         Includes the right to acquire beneficial ownership through presently exercisable options to purchase shares of common stock granted under the Outside Directors Stock Option Plan, as follows:  Mr. Beard – 9,000 shares; Mr. Parker – 9,000 shares; Mr. Smith – 6,000 shares; and Mr. Ford – 2,000 shares.

(11)         Includes all rights of directors and executive officers to acquire beneficial ownership through presently exercisable options to purchase shares of common stock granted under the Outside Directors Stock Option Plan and the 1993 Stock Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to the rules and regulations promulgated under Section 16(a) of the Securities Exchange Act of 1934 during and with respect to the Company’s last fiscal year and upon certain written representations received by the Company, the Company believes that all filing requirements applicable to officers, directors and 10% beneficial owners under Section 16(a) were satisfied except that Robert C. Lyon, the Company’s Vice President of Gas Gathering and Marketing, failed to timely file a Statement of Change in Beneficial Ownership on Form 4.

Certain Transactions and Relationships

The Audit Committee of the Board reviews, approves and monitors all transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or stockholders owning 5% or greater of the Company’s outstanding stock) in which the amount exceeds $120,000 and in which the related person has a direct or indirect material interest. The Audit Committee will approve the transaction only if they determine that it is in the best interests of the Company. While the Audit Committee has not adopted a formal policy for reviewing related party transactions, in considering the transaction, the Audit Committee will consider all relevant factors, including as applicable (a) the Company’s business rationale for entering into the transaction; (b the alternatives to entering into a related party transaction, (c) whether the transaction is on terms comparable to those available to third parties, (d) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (e) the overall fairness of the transaction to the Company. The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

In the event a transaction arises which would require the review of the Audit Committee, management or the affected director or executive officer will bring the matter to the attention of the Chairman of the Audit Committee. If a member of the Audit Committee is involved in the transaction, he will be recused from all discussions and decisions about the transaction. Any such transaction must be approved in advance wherever practicable, and if not practicable, it muct be ratified as promptly as practicable. The Audit Committee will review the transactions annually to determine whether it continues to be in the Company’s best interests.

The Company and the Williams Entities are parties to an agreement (the “Service Agreement”) pursuant to which the Company furnishes services to, and receives services from, such entities. Under the Service Agreement, the Company provides legal, computer, payroll and benefits administration, insurance administration and general accounting services to the Williams Entities, as well as technical services with respect to the operation of certain oil and gas properties owned by the Williams Entities. The Williams Entities provide tax preparation services, tax planning services, and business entertainment to or for the benefit of the Company. The following table summarizes the charges to and from the Williams Entities for the year ended December 31, 2006.

2006
Amounts received from the Williams Entities:	(In thousands)
Service Agreement:
Services	$337
Insurance premiums and benefits	580
Reimbursed expenses	407
$1,324
Amounts paid to the Williams Entities:
Rent(1)	$619
Service Agreement
Business entertainment(2)	113
Other services	150
Reimbursed expenses	118
$1,000

(1)   Rent amounts were paid to ClayDesta Buildings, L.P., (“CDBLP”), a Texas limited partnership of which the Company owns 31.9% and affiliates of the Company own 23.3%. A Williams Entity provides property management services to the buildings owned and operated by CDBLP. In 2006, CDBLP paid the Williams Entity $393,000 in fees for these services, including $193,000 in leasing commissions.

(2)   Consists of hunting and fishing rights pertaining to land owned by affiliates of Mr. Williams.

Shareholder Proposals

All shareholder proposals submitted for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of shareholders of the Company to be held in 2008 must be received at the Company’s corporate offices, Six Desta Drive, Suite 6500, Midland, Texas 79705, Attention:  Mel G. Riggs, by December 11, 2007. Such proposals must comply with the applicable regulations of the SEC. Notice to the Company of all other shareholder proposals for consideration at the annual meeting of shareholders of the Company to be held in 2008 that are not submitted for inclusion in the Company’s proxy statement and form of proxy will not be considered unless received at the Company’s principal corporate offices on or before February 23, 2008.

Other Business

The Company knows of no other business to come before the meeting. If, however, other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment.

By order of the Board of Directors,

Mel G. Riggs

Secretary

Dated:  April 10, 2007

CLAYTON WILLIAMS ENERGY, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 9, 2007

11:00 A.M.

CLAYDESTA CONFERENCE CENTER
Six Desta Drive, Suite 6550
Midland, Texas

Clayton Williams Energy, Inc. Six Desta Drive, Suite 6500 Midland, Texas 79705-5519	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 9, 2007.

The undersigned appoints L. Paul Latham and Mel G. Riggs, or either of them, with full power to act without the other, as proxies with full power of substitution, to represent and to vote on behalf of the undersigned all the shares of common stock of Clayton Williams Energy, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the ClayDesta Conference Center, Six Desta Drive, Suite 6550, Midland, Texas on May 9, 2007 at 11:00 a.m., local time.

Should the undersigned be present and choose to vote at the Annual Meeting, and once the Company’s Corporate Secretary is notified of the decision to terminate this proxy, then the power of the proxies will be terminated.

The undersigned acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of the Annual Meeting and a Proxy Statement, both dated April 11, 2007, and a copy of the Company’s 2006 Annual Report.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

See reverse for voting instructions.

 Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Clayton W. Williams, Jr. 02 L. Paul Latham	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory vote on the selection of KPMG LLP as independent auditors for 2007:	☐	For	☐	Against	☐	Abstain

When properly executed, this proxy will be voted as directed. If no instruction is indicated, it will be voted “FOR” all nominees in Item 1, “FOR” Item 2, and with and in accordance with their discretion on any other business that may properly come before the meeting.

Address Change? Mark Box ☐	Date
Indicate changes below:

Signature(s) in Box

Please sign exactly as your name appears on this proxy card. When signing as attorney, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.